OPTICAL COATING LABORATORY, INC.
                         FY95 MANAGEMENT INCENTIVE PLAN

OBJECTIVES

The objectives of the Fiscal Year 1995 OCLI Management Incentive
Plan (FY95 MIP) are:

     o to motivate key decision makers to achieve the goals set forth in the 1995 annual plan and budget; and

     o  to reward those who are successful in doing so.

In order to qualify for either a quarterly or year end payout from the FY95 MIP, a participant must achieve certain prescribed management objectives. Attainment of quantitative goals will be based on audited results. In no case will the aggregate of all payouts from the FY95 MIP be allowed to exceed 15% of the 1995 pre-tax profits as determined by the company's outside auditors before any adjustments for prior years.

PLAN STRUCTURE

The plan provides for 80% of a participant's potential payout to be based on his or her division and the company meeting certain prescribed quantitative targets and 20% upon the achievement of previously established individual qualitative objectives.

Participants' "base bonuses" are the amounts that they would earn if their division (or company for participants in corporate departments) were to achieve budgeted profit levels for each quarter and for the entire year, the company were to achieve its budgeted profit level for the year and the participants were to achieve all of their qualitative objectives.
A participant's "base bonus" is equal to a percent of his or her actual base salary paid during the measurement periods (quarter or year) as follows:

                     PARTICIPANT LEVEL      PERCENT
                     Vice President           25%
                     Salary Grades 13 & 14    15%
                     Salary Grades 11 & 12    10%

See Table 3 for a list of MIP participants.

Division participants can earn up to 10% of their base bonus each quarter, depending on the profit performance of their division. The quarterly bonus will be prorated linearly between 0% and 10% of base bonus, depending on actual profit performance. Proration of the bonus will start at an amount equal to budgeted division operating profit (COM) less 3% of budgeted division sales and reach maximum (10%) at budgeted division COM.

Corporate participants can earn up to 10% of their base bonus each quarter depending on the profit performance of the company. The quarterly bonus will be prorated linearly between 0% and 10% of base bonus, depending on actual profit performance. Proration of the bonus will start at an amount equal to budgeted company profit before taxes (PBT) less 3% of budgeted company sales and reach maximum (10%) at budgeted company PBT.

FY 1995 Management Incentive Plan
Page 2

Division participants can earn up to 40% of their base bonus for FY95 depending on the annual profit of their division and the company. The division component of the year end bonus will be prorated linearly between 0% and 20% starting at an amount equal to budgeted division COM less 3% of budgeted division sales and reaching 20% at budgeted division COM. The company component will be prorated linearly between 0% and 20% starting at an amount equal to company
PBT less 3% of budgeted company sales and reaching 20% at budgeted company PBT.

Corporate participants can earn up to 40% of their base bonus for FY95 depending on the annual company PBT. Proration of the bonus will start at an amount equal to budgeted company PBT less 3% of budgeted company sales and reach 40% at budgeted company PBT.

All participants can earn up to 20% of their base bonus at year end depending upon their supervisor's rating of their performance against their qualitative objectives for the year.

All amounts earned will be subject to a "multiplication factor" in the event that a division or the company exceeds its annual budgeted profit target. The multiplication factor will be prorated linearly between 1.0 and 2.0 starting at budgeted annual profit and reaching
2.0 at an amount equal to the sum of budgeted annual profit and 3% of budgeted sales. In the case of division participants, amounts earned for division performance plus the qualitative bonus will be leveraged by division performance above plan, and amounts earned for Company performance will be leveraged by company performance above plan. For corporate participants, all bonuses earned will be leveraged by company performance above plan.

The level of COM (or PBT for corporate) at which payouts will commence for each quarter and the fiscal year, target COM and the COM at which participants will be eligible for maximum payout under the FY95 MIP are shown in Table 2.

In addition to the above, a $25,000 discretionary pool will be created for use by the CEO to reward performance of plan participants that may not be recognized by the above measures.

TIMING OF PAYMENT

All quarterly bonuses (except for the fourth quarter) will be paid within 45 days of the close of the quarter. All other bonuses will be paid on the 15th of January of the following year. A participant must be employed full time at the end of a given measurement period in order to be eligible for any bonus attributable to that period.

The decision of the Compensation Committee of the Board of Directors is final in determining payouts under this plan.